UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	11-2534306
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C.	20004

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Rights to Purchase Preferred Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
-----

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
SIGNATURE
INDEX TO EXHIBITS
Amendment to the Rights Agreement

Item 1. Description of Registrant’s Securities to be Registered.
     On April 26, 2007, Harman International Industries, Inc. (the “Company”) announced that it entered into an agreement to be acquired by affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners (the “Transaction”). In connection with the Transaction, the Company’s Board of Directors adopted and approved an amendment (the “Amendment”) to the Rights Agreement, dated as of December 13, 1999 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, which made the provisions of the Rights Agreement inapplicable to the Transaction.
     The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment attached as Exhibit 4.1, which is incorporated herein by reference.

Item 2.	Exhibits.
	Exhibit Number	Exhibit

	4.1	Amendment No. 1, dated as of April 26, 2007, to the Rights Agreement, dated as of December 13, 1999, by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Sandra B. Robinson
Sandra B. Robinson
Vice President — Financial Operations and Chief Accounting Officer

Date: April 27, 2007

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INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	Amendment No. 1, dated as of April 26, 2007, to the Rights Agreement, dated as of December 13, 1999, by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent

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